AGREEMENT BETWEEN HARTMAN SHORT TERM INCOME PROPERTIES INC.
(“HARTMAN XX”) AND AL HARTMAN

The purpose of this AGREEMENT is to memorialize an arrangement going forward between HARTMAN XXI and Al Hartman (the “Agreement”).

DUTIES

Al Hartman shall continue with HARTMAN XXI as an Executive Member of the Board and as its Executive Chairman, Al Hartman's duties shall include all duties established in the HARTMAN XXI Bylaws including presiding over board meetings of the HARTMAN XXI Board and whatever additional tasks specifically assigned to him by the Board. He shall have no day-today management responsibilities with HARTMAN XXI. If the Advisor, Hartman XXI Advisors, LLC, seeks his advice, he may freely share such, but the Advisor will be under no duty to follow such advice.

In the case of a conflict between the duties of the Advisor and CEO the work shall be assigned to Advisor or as otherwise determined by the Board.

TERM

The term of this Agreement shall begin October l, 2022, and shall be for two years unless terminated early after the first year by either party for violation of this Agreement.

COMPENSATION

For his services, Al Hartman shall be paid $8,500.00 per month, according to normal payroll procedures, taxes being withheld as required, which will be his total compensation for the position as Executive Chairmen of HARTMAN XXI. All payments will begin to be paid following the full execution of this Agreement. Al Hartman hereby releases HARTMAN XXI from any compensation related claims.

AGREED:

AL HARTMAN

/s Al Hartman
_________________________
Al Hartman, Individually

and

HARTMAN SHORT INCOME PROPERTIES, INC.

BY:_/s John Osroot____________ BY:_/s Jack Tompkins_________
John Osroot         Jack Tompkins,
Director                    Director